PRICING SUPPLEMENT NO. 5

          FILED PURSUANT TO RULE 424(b)(3)

DATED DECEMBER 13, 2006 TO

          REGISTRATION NO. 333-136056

PROSPECTUS DATED JULY 26, 2006
AND PROSPECTUS SUPPLEMENT DATED AUGUST 14, 2006

AMERICAN GENERAL FINANCE CORPORATION
MEDIUM-TERM NOTES, SERIES J
(FLOATING RATE)
DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Principal Amount: U.S.$450,000,000	Original Issue Date: December 18, 2006
Agents’ Discount or Commission: U.S.$1,350,000	Stated Maturity: December 15, 2011
Net Proceeds to Issuer: U.S.$448,650,000	Interest Rate: 3-Month LIBOR + 25bps
Form: [ x ] Book Entry [ ] Certificated	CUSIP No.: 02635PTH6
Specified Currency (If other than U.S. dollars): N/A	Authorized Denominations (If other than U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof): N/A

The notes are being placed through or purchased by the Agents listed below:

Greenwich Capital Markets, Inc.

Morgan Stanley & Co. Incorporated

UBS Securities LLC

RBC Capital Markets Corporation

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

	U.S. $ 126,000,000 U.S. $ 126,000,000 U.S. $ 126,000,000 U.S. $ 18,000,000 U.S. $ 18,000,000 U.S. $ 18,000,000 U.S. $ 18,000,000	Capacity: Capacity: Capacity: Capacity: Capacity: Capacity: Capacity:	[ x ] Agent [ x ] Agent [ x ] Agent [ x ] Agent [ x ] Agent [ x ] Agent [ x ] Agent	[ ] Principal [ ] Principal [ ] Principal [ ] Principal [ ] Principal [ ] Principal [ ] Principal
If as Agent:	The notes are being offered at a fixed initial public offering price of 100% of principal amount.
If as Principal:

[    ]

The notes are being offered at varying prices related to prevailing market prices at the time of resale.

[    ]

The notes are being offered at a fixed initial public offering price of ____% of principal amount.

Initial Interest Rate:	To be determined on December 14, 2006
Interest Reset Dates:	Quarterly on the 15th of each March, June, September and December
Interest Payment Dates:	Quarterly on the 15th of each March, June, September and December, commencing March 15, 2007	INTEREST RATE BASIS OR BASES: [ ] CD Rate [ ] CMT Rate
Regular Record Dates:	15 calendar days prior to each Interest Payment Date	[ ] CMT Moneyline Telerate Page 7051
[ ] CMT Moneyline Telerate Page 7052
Spread (+/-): +25 bps		[ ] One-Week Average Yield
Spread Multiplier: N/A		[ ] One-Month Average Yield
Maximum Interest Rate: N/A		[ ] Commercial Paper Rate
Minimum Interest Rate: N/A		[ ] Eleventh District Cost of Funds Rate
Index Maturity: 3-month		[ ] Federal Funds Open Rate
[ ] Federal Funds Rate
INTEREST CALCULATION:		[ x ] LIBOR
[ x ] Regular Floating Rate Note		[ ] LIBOR Reuters
[ ] Floating Rate/Fixed Rate Note		[ x ] LIBOR Moneyline Telerate
Fixed Rate Commencement Date:		[ ] Prime Rate
Fixed Interest Rate:		[ ] Treasury Rate
[ ] Inverse Floating Rate Note		[ ] Other_________________
Fixed Interest Rate:

Redemption Provisions:
[ x ] The notes cannot be redeemed prior to the Stated Maturity.
[ ] The notes may be redeemed prior to the Stated Maturity.
Initial Redemption Date:
Initial Redemption Percentage: ___%
Annual Redemption Percentage Reduction: ___%

Optional Repayment Provisions:
[ x ] The notes cannot be repaid prior to the Stated Maturity.
[ ] The notes can be repaid prior to the Stated Maturity at the option of the holder of the notes.
Optional Repayment Date(s):

Other Provisions: None.

Supplemental Plan of Distribution Regarding the Notes

United Kingdom

Each agent has represented and agreed that: (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to American General Finance Corporation; and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

Each agent has represented and agreed that: (i) it has not offered and sold and will not offer or sell the notes in the Hong Kong Special Administrative Region of the People’s Republic of China, by means of any document, other than (a) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (b) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (c) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong); and (ii) no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are, or are intended to be, disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The People's Republic of China

Each agent has represented and agreed that: (i) it has not offered or sold and will not offer or sell in the People's Republic of China (the “PRC”) by means of any document any note other than in full compliance with the relevant laws and regulations of the PRC including, but not limited to, the Securities Law of the People's Republic of China and the Company Law of the People's Republic of China; and (ii) it has complied and will comply with all applicable laws and regulations of the PRC with respect to anything done by it in relation to any notes denominated in U.S. Dollars in, or otherwise involving, the PRC.  For the purposes of this paragraph, the PRC excludes Hong Kong, Macau and Taiwan.

Singapore

Neither the prospectus, the prospectus supplement nor this pricing supplement has been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Each agent has represented and agreed that the notes may not be offered or sold or made the subject of an invitation for subscription or purchase nor may the prospectus, the prospectus supplement, this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any notes be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor or other person falling within Section 274 of the Securities and Futures Act, (ii) to a relevant person as defined in section 275(2) of the Securities and Futures Act, or any person pursuant to Section 275(1A) of the Securities and Futures Act, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (iii) otherwise than pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

Each agent has further represented and agreed to notify (whether through the distribution of the prospectus, the prospectus supplement, this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any notes or otherwise) each of the following relevant persons specified in Section 275 of the Securities and Futures Act which has subscribed or purchased notes from and through that agent, namely a person who is:

(i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

that shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 of the Securities and Futures Act except:

(i) to an institutional investor under Section 274 of the Securities and Futures Act or to a relevant person, or any person pursuant to Section 275(1A) of the Securities and Futures Act, and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act;

(ii) where no consideration is given for the transfer; or

(iii) by operation of law.

_______________________

We are offering notes on a continuing basis through ABN AMRO Incorporated, Banc of America Securities LLC, Barclays Capital Inc., BNP Paribas Securities Corp., BNY Capital Markets, Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Daiwa Securities America Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., McDonald Investments Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities International plc, Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation, Greenwich Capital Markets, Inc., Santander Investment Securities Inc., Scotia Capital (USA) Inc., SG Americas Securities, LLC, UBS Securities LLC, and Wachovia Capital Markets, LLC, as agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See “Plan of Distribution” in the accompanying prospectus supplement. To date, including the notes described by this pricing supplement, we have accepted offers to purchase $2,000,000,000 aggregate principal amount (or its equivalent in one or more foreign currencies) of notes described in the accompanying prospectus supplement.

_______________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.